Mason Street Funds, Inc.

July 22, 2005

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

The Northwestern Mutual Life Insurance Company

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Northwestern Mutual Investment Services, LLC

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Re: Agreement to Waive Fees Charged to Mason Street Funds, Inc.

Gentlemen:

This letter constitutes an agreement between Mason Street Advisors, LLC (“MSA”), The Northwestern Mutual Life Insurance Company (“NM”), Northwestern Mutual Investment Services, LLC (“NMIS”) and Mason Street Funds, Inc. (“MSF”), by and between each of the parties hereto as follows:

For the period beginning July 22, 2005 and ending July 31, 2006, MSA, NM and NMIS agree to waive their fees to the extent necessary so that Net Total Operating Expenses of each Class of each Fund of MSF, after the waiver, do not exceed the amount indicated as the maximum Net Total Operating Expenses (the “Expense Cap”) in the then-effective prospectus for MSF (the “Prospectus”). (All terms used herein, if not defined herein, shall have the meaning given to them in the Prospectus.) These fee waivers shall occur in the following order for each Fund of MSF: First, MSA shall waive its management fee, provided that such waiver is allocated among the Classes of the Fund in proportion to the relative net asset values of such Classes (a “Pro-Rata Waiver”). Second, NM shall waive its Administration Agreement fee, provided that such waiver is allocated among the Classes of the Fund in proportion to the relative net asset values of such Classes. Third, NMIS shall waive its Distribution Plan/Agreement (Rule 12b-1 Plan) fees. Fourth, NMIS shall waive its Shareholder Services Agreement fees. Finally, to the extent necessary to prevent the Net Total Operating Expenses of any Class of any Fund from exceeding the Expense Cap for such Class after each of the foregoing waivers, MSA shall pay or reimburse MSF’s expenses. Notwithstanding the foregoing, for the Index 400 Stock Fund and the Index 500 Stock Fund (the “Index Funds”), the first 20 basis points (0.20%) of such waivers (measured as a percentage of the net asset value of the Fund) shall be allocated as follows: (1) the 12b-1 Distribution fees and Shareholder Services Agreement fees paid to NMIS shall be reduced by 0.10% for Class A shares and Class B shares (with the 12b-1 Distribution fees reduced first and the Shareholder Services Agreement fees reduced second, to the extent necessary); (2) the administrative services fees paid to NM shall be reduced by 0.05%; and (3) the Management Fees paid to MSA shall be reduced by 0.05%. To the extent the total waiver is less than 0.20%, the ratio of (1), (2) and (3) in the previous sentence shall be (1) 50%, (2) 25% and (3) 25%. Any waivers for the Index Funds in excess of 0.20% shall follow the order previously stated in this paragraph. All such waivers, payments and reimbursements in this paragraph shall be pro-rata between the Classes in the aggregate except to the extent provided in the following paragraph.

To the extent that the Net Total Operating Expense ratios of the Classes of a particular Fund cannot all be reduced simultaneously to the maximum Net Total Operating Expense ratio set forth in the Prospectus through the use of a Pro-Rata Waiver by MSA, NMIS and NM, then NMIS agrees to waive its Distribution Plan/Agreement and Shareholder Servicing Agreement fees for the appropriate Class of such Fund so as to reach the Expense Cap for that Class of such Fund. In such circumstances, NMIS shall first waive its Distribution Plan/Agreement fees and then its Shareholder Servicing Agreement fees, to the extent necessary for such Class to reach the Expense Cap for the fiscal year.

This agreement replaces and supercedes all previous fee waiver agreements among the parties hereto. This agreement can be terminated only at the direction of the MSF Board of Directors. MSA, NM and NMIS shall in no event be entitled to recoup any amounts in the event of termination.

Very truly yours,

MASON STREET FUNDS, INC.

By:	/s/ Mark G. Doll
Name:	Mark G. Doll
Title:	President

Agreed to and accepted:

MASON STREET ADVISORS, LLC

By:	/s/ Mark G. Doll
Name:	Mark G. Doll
Title:	President

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Walter M. Givler
Name:	Walter M. Givler
Title:	V.P. Investment Accounting and Reporting

NORTHWESTERN MUTUAL INVESTMENT SERVICES, LLC

By:	/s/ John E. Schlifske
Name:	John E. Schlifske
Title:	President

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